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                                                                     EXHIBIT 5.1

                          JONES, DAY, REAVIS & POGUE
                           2727 NORTH HARWOOD STREET
                            DALLAS, TEXAS 75201-1515
                             TELEPHONE: 214-220-3939

                                 August 1, 2001

Michaels Stores, Inc.
8000 Bent Branch Drive
Irving, Texas  75063

Ladies and Gentlemen:

       We are acting as counsel to Michaels Stores, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, in connection with (i) the offer to exchange (the "Senior Note Exchange Offer") $1,000 principal amount at maturity of the Company's 9 1/4% Senior Notes due 2009 (the "Exchange Notes") for each $1,000 principal amount at maturity of the Company's outstanding 9 1/4% Senior Notes due 2009 (the "Private Notes") and
(ii) the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") filed on this date with the Securities and Exchange Commission by the Company for the purpose of registering the Exchange Notes under the Securities Act of 1933 (the "Act"). The Private Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of July 6, 2001 (the "Indenture"), between the Company and The Bank of New York, as Trustee.

       We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and representatives of the Company and have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

       Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when (i) the Exchange Notes, substantially in the form as set forth on an exhibit to the Indenture filed as Exhibit 4.3 to the Registration Statement, have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and duly delivered in exchange for the Private Notes in accordance with the Senior Note Exchange Offer in the manner described in the Registration Statement and (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, under the laws of the State of New York which are expressed to govern the Exchange Notes, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

       This opinion is limited to the laws of the State of New York and the Delaware General Corporation Law.

       We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Jones, Day, Reavis & Pogue